UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2012 (August 13, 2012)

Business Development Corporation of America

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

814-00821	27-2614444
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, Including Zip Code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 13, 2012, Business Development Corporation of America (the “Company”) entered into a custody agreement with U.S. Bank National Association (“US Bank”). Under the custody agreement, US Bank will hold all of the portfolio securities and cash of the Company and certain of its subsidiaries, and will transfer such securities or cash pursuant to the Company’s instructions. The custody agreement is terminable by either party, without penalty, on not less than ninety days prior notice to the other party.

Item 1.02. Termination of a Material Definitive Agreement.

Concurrently with the Company’s entry in the custody agreement with US Bank described above, the Company terminated its existing custody agreement with Amegy Bank National Association. The Company was not required to pay any fee in connection with such termination.

The Company is filing Exhibit 10.11, which replaces Exhibit 10.11 previously filed as Exhibit (j) to the Company’s Post-Effective Amendment No. 2 to its Registration Statement on Form N-2, filed on September 1, 2011. Exhibit 10.11 is incorporated herein by reference.

Item 8.01. Other Events.

On August 14, 2012, the Company’s board of directors authorized the increase of the Company’s public offering price of its common shares from $10.44 to $10.50 per share. This increase will become effective with the Company’s next bi-monthly closing scheduled on or about September 1, 2012, and is consistent with the Company’s pricing policy, which ensures that its NAV per share will not exceed its net offering price per share.

The Company also announced that, on that same day, its board of directors authorized an increase to its distribution rate. The Company will now pay distributions at an annual yield of 7.81%, based upon a public offering price of $10.50 per share, equal to a rate of $0.00224657534 per share each day.

A copy of the press release announcing the Company’s increase in its public offering price and distribution rate is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.11	Custody Agreement with U.S. Bank National Association, dated August 13, 2012.
99.1	Press Release dated August 16, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: August 16, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors